Exhibit 10.2

EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

This Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is made this 26th day of September 2025, by and between GOLUB CAPITAL PRIVATE INCOME FUND S, a Delaware statutory trust (the “Fund”), and GC ADVISORS LLC, a Delaware limited liability company (the “Investment Adviser”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company that has elected or intends to elect to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Fund will retain the Investment Adviser to furnish investment advisory services to the Fund on the terms and conditions set forth in the investment advisory agreement between the Fund and the Investment Adviser, as may be amended or restated (the “Investment Advisory Agreement”);

WHEREAS, the Fund and the Investment Adviser have determined that it is appropriate and in the best interests of the Fund that the Investment Adviser may elect to pay a portion of the Fund’s expenses from time to time, which the Fund will be obligated to reimburse to the Investment Adviser at a later date if certain conditions are met.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.            Investment Adviser Expense Payments to the Fund

(a) At such times as the Investment Adviser determines, the Investment Adviser may elect to pay certain expenses of the Fund on the Fund’s behalf (each such payment, an “Expense Payment”). In making an Expense Payment, the Investment Adviser will designate, as it deems necessary or advisable, what type of Expense it is paying (including, whether it is paying organizational or offering expenses); provided that no portion of an Expense Payment will be used to pay any interest expense or distribution and/or servicing fees of the Fund.

(b) The Fund’s right to receive an Expense Payment shall be an asset of the Fund upon the Investment Adviser committing in writing to pay the Expense Payment pursuant to a notice substantially in the form of Appendix A. Any Expense Payment that the Investment Adviser has committed to pay shall be paid by the Investment Adviser to the Fund in any combination of cash or other immediately available funds no later than forty-five (45) days after such commitment was made in writing, and/or offset against amounts due from the Fund to the Investment Adviser or its affiliates.

2.            Reimbursement of Expense Payments by the Fund

(a) Following any calendar month in which Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Fund’s shareholders based on distributions declared with respect to record dates occurring in such calendar month (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Fund shall pay such Excess Operating Funds, or a portion thereof in accordance with Sections 2(b), as applicable, to the Investment Adviser until such time as all Expense Payments made by the Investment Adviser to the Fund within three years prior to the last business day of such calendar month have been reimbursed. Any payments required to be made by the Fund pursuant to this Section 2(a) shall be referred to herein as a “Reimbursement Payment.” For purposes of this Agreement, “Available Operating Funds” means the sum of (i) the Fund’s net investment income calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”), (ii) the Fund’s net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (iii) dividends and other distributions paid to the Fund on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

(b) The amount of the Reimbursement Payment for any calendar month shall equal the lesser of (i) the Excess Operating Funds in such quarter and (ii) the aggregate amount of all Expense Payments made by the Investment Adviser to the Fund within three years prior to the last business day of such calendar month that have not been previously reimbursed by the Fund to the Investment Adviser; provided that the Investment Adviser may waive its right to receive all or a portion of any Reimbursement Payment in any particular calendar month, in which case such waived amount will remain unreimbursed Expense Payments reimbursable in future months pursuant to the terms of this Agreement.

(c) The Fund’s obligation to make a Reimbursement Payment shall automatically become a liability of the Fund on the last business day of the applicable calendar month, except to the extent the Investment Adviser has waived its right to receive such payment for the applicable month. In connection with any Reimbursement Payment, the Fund may deliver a notice substantially in the form of Appendix A. The Reimbursement Payment for any calendar month shall be paid by the Fund to the Investment Adviser in any combination of cash or other immediately available funds as promptly as possible following such calendar month and in no event later than forty-five days after the end of such calendar month.

(d) All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by the Investment Adviser to the Fund within three years prior to the last business day of the calendar month in which such Reimbursement Payment obligation is accrued.

3.            Termination and Survival

(a) This Agreement shall become effective as of the date of this Agreement.

(b) This Agreement may be terminated, without the payment of any penalty, by the Fund or the Investment Adviser at any time, with or without notice.

(c) This Agreement shall automatically terminate in the event of (i) the termination by the Fund of the Investment Advisory Agreement; (ii) the board of trustees of the Fund makes a determination to dissolve or liquidate the Fund; or (iii) upon a quotation or listing of the Fund’s securities on a national securities exchange (including through an initial public offering) or a sale of all or substantially all of the Fund’s assets to, or a merger or other liquidity transaction with, an entity in which the Fund’s shareholders receive shares of a publicly-traded company which continues to be managed by the Investment Adviser or an affiliate thereof.

(d) Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Fund to the Investment Adviser.

4.            Miscellaneous

(a) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b) This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Fund is regulated as a business development company under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the Investment Company Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Fund to take any action contrary to the Fund’s Amended and Restated Declaration of Trust or By-Laws, as each may be amended or restated, or to relieve or deprive the board of trustees of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.

(d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e) The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Investment Adviser.

(f) This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

GOLUB CAPITAL PRIVATE INCOME FUND S

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

GC ADVISORS LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

[Signature Page to Expense Support and Conditional Reimbursement Agreement for GPIF S]

Appendix A

☐ Expense Payment

Expense Payment Effective Date:

Expense Payment Amount:

Organizational Expense:

Offering Expense:

Management Fee:

Incentive Fee:

Other:

Total:

All Expense Payments are subject to reimbursement pursuant to the terms of the Agreement.

☐ Reimbursement Payment

Reimbursement Payment Effective Date:

Reimbursement Payment Amount:

Organizational Expense:

Offering Expense:

Management Fee:

Incentive Fee:

Other:

Total:

The Investment Adviser hereby waives its right to receive any Reimbursement Payments required to be made by the Fund for the period prior to [   ], 2025.